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                                                                    Exhibit 8(b)

                                KING & SPALDING
                        1730 Pennsylvania Avenue, N.W.
                         Washington, D.C.  20006-4706
                            Telephone: 202/737-0500
                            Facsimile: 202/626-3737



                              September 19, 1996


ENSERCH Corporation
300 South St. Paul Street
Dallas, Texas 75201

   Re:  Registration Statement on Form S-4 of
        TUC Holding Company
        -------------------------------------

Ladies and Gentlemen:

   This opinion is delivered to you in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission by TUC Holding Company ("Holding Company") in connection with the merger of TUC Merger Corp. and ENSERCH Merger Corp., wholly-owned subsidiaries of Holding Company, with and into Texas Utilities Company ("TUC") and ENSERCH Corporation ("ENSERCH"), respectively (the "Transaction").

                          INFORMATION RELIED UPON
                          -----------------------

   In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate. Specifically, we have examined, among other documents, the originals or drafts, as may be applicable, of (i) the Registration Statement, including the Joint Proxy Statement/Prospectus for TUC and ENSERCH (the "Joint Proxy Statement"); (ii) the Amended and Restated Agreement and Plan of Merger, dated April 13, 1996, among ENSERCH, TUC, and Holding Company; (iii) the Agreement and Plan of Distribution among ENSERCH, Enserch Exploration, Inc. ("EEX"), Lone Star Energy Plant Operations, Inc. ("LSEPO"), and Holding Company; (iv) the Tax Allocation Agreement among ENSERCH, Enserch Exploration, Inc., formerly named LSEPO ("New EEX"), and TUC;
(v) the Tax Assurance Agreement between ENSERCH and New EEX; (vi) the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission by LSEPO; (vii) the
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ENSERCH Corporation
September 19, 1996
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Agreement and Plan of Merger among LSEPO, EEX, and ENSERCH; (viii) the Trust
Agreement for ENS Holdings Trust, dated December 31, 1994, between ENSERCH and ENS Holdings Limited Partnership; (ix) the Amendment and Termination of Trust Agreement for ENS Holdings Trust between ENSERCH and ENS Holdings Limited Partnership; (x) the Rights Agreement, dated August 29, 1996, between LSEPO and [Harris Trust Company of New York]; and (xi) the Rights Agreement, dated March 26, 1996, between ENSERCH and Harris Trust Company of New York. We understand that ENSERCH has provided to us all documents and materials submitted or presented to the ENSERCH Board of Directors in connection with the Transaction, as well as the draft resolutions and minutes of the ENSERCH Board of Directors relating to the Transaction.

   In our examination of the documents and in our reliance upon them in issuing this opinion, we have assumed, with your consent, that all documents submitted to us as photocopies or by telecopy faithfully reproduce the originals thereof, that the originals are authentic, that all such documents submitted to us have been or will be duly executed and validly signed (or filed, where applicable) to the extent required in substantially the same form as they have been provided to us, that each executed document will constitute the legal, valid, binding and enforceable agreement of the signatory parties, that all representations and statements set forth in the documents are and will remain true, correct, and complete in all material respects, and that all obligations imposed on the parties by any of the documents have been or will be performed or satisfied in accordance with their terms in all material respects. We have further assumed that, for our examination in connection with this opinion, you have disclosed to us all of the documents, arrangements or understandings that are material to the Transaction.

   We also have obtained such additional information and representations, upon which we have relied in rendering this opinion, as we have deemed relevant and necessary, through consultations with various representatives of ENSERCH and through a written certificate from ENSERCH dated September 19, 1996, verifying those facts that have been represented to us. However, we have had no such consultations with any representative of TUC and have not yet obtained written certificates from TUC or from any shareholder of TUC or any shareholder of ENSERCH to verify certain relevant facts. This opinion is based upon the assumption that we will obtain a written certificate from TUC comparable in all material respects to the certificate of ENSERCH dated September 19, 1996, and that we will obtain representations from any shareholders of TUC or ENSERCH that own five percent or more of the common stock of TUC or ENSERCH, respectively, immediately prior to the consummation of the Transaction, that will support an opinion that the shareholders of ENSERCH
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ENSERCH Corporation
September 19, 1996
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and TUC will own at least 80 percent of the common stock of Holding Company following the Transaction. We will require such written certificate and representations prior to rendering our final opinion on the tax consequences of the Transaction, which opinion is to be delivered as a condition to the closing of the Transaction.

                                  OPINION
                                  -------

   Based on the foregoing, it is our opinion that the statements contained in the Joint Proxy Statement in the section captioned "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" fairly present in all material respects the information set forth therein and fairly summarize the matters referred to therein.

   This opinion is based on current authorities and upon facts and assumptions as of this date. It is subject to change in the event of a change in the applicable law or a change in the interpretation of such law by the courts or by the Internal Revenue Service. There can be no assurance that legislative or administrative changes or court decisions will not be forthcoming that would significantly modify this opinion or cause its withdrawal. We are under no obligation to inform you of any such changes or decisions. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations referred to herein that we have assumed with your consent to be true on the date hereof. Our opinion cannot be relied upon if any of the material facts contained in such documents or any such additional information is, or later becomes, materially inaccurate or if any of the representations referred to herein are, or later become, materially inaccurate or if the written certificates required to be delivered prior to the closing of the Transaction are not delivered. Our opinion represents our legal judgment and has no official status of any kind. Finally, our opinion is limited to the tax matters specifically covered thereby.

   This letter is furnished by us as counsel for ENSERCH and is solely for the benefit of ENSERCH. We consent to the filing of this opinion as an exhibit to the Registration Statement in connection with the Transaction and to the use of our name in the Joint Proxy Statement.

                                   Very truly yours,

                                   /s/ KING & SPALDING

                                   KING & SPALDING